		Exhibit 99(a)
Household Finance Corporation
Household Automotive Trust 2003-1

Original Principal Class A
Class A-1	227,000,000
Class A-2	296,000,000
Class A-3	268,000,000
Class A-4	258,000,000
Number of Class A Bonds (000's)
Class A-1	227,000
Class A-2	296,000
Class A-3	268,000
Class A-4	258,000

		2003 Totals

CLASS A
Class A-1 Principal Distribution		204,137,095.01
Class A-1 Interest Distribution		937,136.11

Class A-2 Principal Distribution		0.00
Class A-2 Interest Distribution		2,127,088.91

Class A-3 Principal Distribution		0.00
Class A-3 Interest Distribution		2,562,898.91

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		3,166,090.00